UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is an amendment to the Current Report on Form 8-K of Walter Investment Management Corp. (the “Company”), dated October 2, 2015 (the “Original Filing”), to disclose certain compensation arrangements of Mr. Denmar J. Dixon in connection with Mr. Dixon’s previously announced promotion to the positions of Chief Executive Officer and President of the Company. At the time of the Original Filing, the terms of Mr. Dixon’s compensation arrangements as a result of his promotion had not been determined. Except for the foregoing, this Amendment does not amend, modify or update the Original Filing in any way and should be read in conjunction with the Original Filing, which speaks only as of its original filing date.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2016, the Company entered into a letter agreement (the “Employment Agreement”) with Denmar J. Dixon in connection with Mr. Dixon’s previously announced promotion to the positions of Chief Executive Officer and President of the Company. For purposes of Mr. Dixon’s compensation, the Employment Agreement will be effective retroactively to November 1, 2015 (the “Effective Date”). The term of Mr. Dixon’s Employment Agreement will continue until the close of business on December 31, 2016, and will automatically extend for one year terms thereafter, unless and until terminated as provided in the Employment Agreement.

The Employment Agreement provides for a base salary of $575,000, subject to annual review and increase (but not decrease) by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”). The Employment Agreement provides for a 2016 target bonus of $1,200,000, with the actual bonus payment amount contingent upon achievement of the Company’s annual financial and other goals (consistent with those established for other members of executive management), as well as achievement of annual individual objectives established by the Company’s Board of Directors. Except as provided for in the case of specified terminations of employment, described below, receipt of the annual bonus is subject to Mr. Dixon’s continued employment through the end of the year for which the bonus is payable.

The Employment Agreement also provides for: (i) reimbursement for all reasonable out-of-pocket-business expenses; (ii) participation in the Company’s group life and health insurance benefit plans and retirement plan; (iii) thirty (30) days of annual vacation; and (iv) a monthly auto allowance of $1,500. In addition, Mr. Dixon is also eligible to participate in the Company’s long-term incentive plans. For 2016, Mr. Dixon’s target annual long-term incentive opportunity has an economic value of $4,225,000. After 2016, the Compensation Committee will determine the annual economic value of the target opportunity. Mr. Dixon’s Employment Agreement specifies that annual grant award agreements under the long-term incentive plan will provide that such grants will: (i) vest and settle (as applicable) over a period of no longer than one-third per year for three years; (ii) have a minimum 10-year term and exercise period (irrespective of when termination of Mr. Dixon’s employment occurs), in the case of option grants; and (iii) vest and settle (as applicable) upon a Change of Control. However, Mr. Dixon’s 2016 long-term incentive opportunity is not required to vest and settle (as applicable) over a period of no longer than one-third per year for three years, so long as the terms of Mr. Dixon’s 2016 long-term incentive opportunity are consistent to those offered to other Company named executive officers. These benefits, including grants under the Company’s long-term incentive plans, are subject to periodic review and increase by the Compensation Committee.

In the event of a termination of Mr. Dixon’s employment for any reason, Mr. Dixon is entitled to accrued but unpaid base salary through the date of termination and accrued but unused vacation days (together, the “Accrued Compensation Payments”). In the event of Mr. Dixon’s termination for Cause or due to a voluntary termination (other than death, Disability or Retirement), Mr. Dixon will receive only the Accrued Compensation Payments and is not entitled to receive any earned but unpaid bonus for any period prior to the termination of employment.

In the event of termination of Mr. Dixon’s employment as a result of Mr. Dixon’s death, Retirement or Disability, Mr. Dixon will receive: (i) a prorated annual bonus for the year in which the termination occurs based on the actual performance achieved under the terms of the bonus plan, prorated for the number of days Mr. Dixon was employed by the Company during such year prior to termination (the “Prorated Annual Bonus”); (ii) any earned but unpaid annual bonus for any year prior to the year in which the death, Retirement or Disability occurred; and (iii) in the case of a termination of employment as a result of Disability, any amounts payable pursuant to the terms of any applicable disability insurance policy or similar arrangement that the Company maintains.

In the event of the Involuntary Termination of Mr. Dixon’s employment other than for Cause, Disability or death, or if Mr. Dixon terminates his employment as a result of a Constructive Termination, subject to the execution and non-revocation of a general release of claims against the Company, Mr. Dixon will receive: (i) a Prorated Annual Bonus; (ii) continued base salary for a period of eighteen (18) months; (iii) continued payment of the annual bonus amounts (consistent with other executives at the Company at Mr. Dixon’s level, based on actual performance under the bonus plan, and at least equal to Mr. Dixon’s 2016 target bonus of $1,200,000) that Mr. Dixon would have received had he remained employed for a period of eighteen (18) months after termination (without duplication with the Prorated Annual Bonus); (iv) any earned but unpaid annual bonus for any year prior to the year in which termination occurred; and (v) payment of the full cost of health and dental premiums for eighteen (18) months after termination. Mr. Dixon’s entitlement to continued base salary and continued payment of annual bonus amounts is contingent upon providing transition services following termination of his employment (if requested to do so by the Company) for a period of ninety (90) days, for no more than thirty (30) hours per week, payable at his then-current base salary. Any amounts payable for such transition services are in addition to these other amounts payable under Mr. Dixon’s Employment Agreement.

Mr. Dixon’s Employment Agreement specifies that all equity awards granted after the date of the Employment Agreement will provide that such awards immediately vest and settle (as applicable) upon a termination of Mr. Dixon’s employment: (i) as a result of death, Retirement or Disability; (ii) as a result of Involuntary Termination other than for Cause, Disability or death; or (iii) by Mr. Dixon as a result of Constructive Termination. Upon a termination of Mr. Dixon’s employment: (i) as a result of Involuntary Termination other than for Cause, Disability or death; or (ii) by Mr. Dixon as a result of Constructive Termination, Mr. Dixon may elect to settle any long-term incentive awards granted pursuant to his Employment Agreement for cash at 50% of the value of such incentive award. Upon termination of Mr. Dixon’s employment by the Company for Cause or by Mr. Dixon other than as a result of death, Retirement, Disability or Constructive Termination, Mr. Dixon’s Employment Agreement provides that all unvested equity awards will be forfeited.

Mr. Dixon’s Employment Agreement contains: (i) perpetual confidentiality and non-disparagement covenants; (ii) a non-solicitation covenant for a period of eighteen (18) months after termination of employment with respect to the Company’s customers and prospective customers; and (iii) a no-hire covenant for a period of eighteen (18) months after termination with respect to the Company’s independent contractors or employees.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement which is filed as Exhibit 10.1 to this Amendment. Capitalized terms not otherwise defined have the meanings assigned to them in the Employment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, by and between Walter Investment Management Corp. and Denmar J. Dixon, entered into as of April 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: April 6, 2016	By:	/s/ Jonathan F. Pedersen
Jonathan F. Pedersen, Chief Legal Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, by and between Walter Investment Management Corp. and Denmar J. Dixon, entered into as of April 4, 2016